                                                                  EXHIBIT (8)(f)

                              RULE 22C-2 AGREEMENT

         This AGREEMENT is made effective as of June 12, 2009 by and between the Lincoln Variable Insurance Products Trust, on behalf of its Funds, and AIG Life Insurance Company and American International Assurance Company of New York (the "Intermediaries"), on its own behalf and on behalf of one of more separate accounts of the Intermediaries (each such account referred to as the "Account").

         WHEREAS, the Intermediaries, to the extent permitted by applicable insurance laws and regulations, purchase Fund shares on behalf of each Account to fund certain variable annuity contract ("Contract");

         WHEREAS, The Trust, on behalf of its Funds, and the Intermediaries have entered into Participation Agreements ("Participation Agreements"), dated June 12, 2009, to make shares of the Funds available as investment options in Contracts;

         WHEREAS, pursuant to Rule 22c-2 under the Investment Company Act of 1940 (the "1940 Act"), the Funds, or on the Funds' behalf, the Funds' principal underwriter or transfer agent, is required to enter into agreements with Intermediaries under which Intermediaries are required to provide the Funds, upon request, with certain shareholder and account information and to prohibit transactions that violate each Fund's purchase blocking policy; and

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereafter contained, the parties hereby agree as follows:

SHAREHOLDER INFORMATION

1. AGREEMENT TO PROVIDE INFORMATION. Intermediaries agree to provide the Fund or its designee, upon written request, the taxpayer identification number ("TIN"),"), the Individual/International Taxpayer Identification Number ("ITIN")*, or other government- issued identifier ("GII") and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediaries during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediaries shall only be required to

----------
* According to the IRS' website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

(A) INFORMATION REQUEST. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(B) FORM AND TIMING OF RESPONSE. (a) Intermediaries agree to provide, promptly upon request of the Fund or its designee, the requested information specified in Paragraph 1. If requested by the Fund or its designee, Intermediaries agree to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Paragraph 1 is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Paragraph 1 for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediaries additionally agree to inform the Fund whether it plans to perform (i) or (ii).

         Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Intermediaries. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

(C) LIMITATIONS ON USE OF INFORMATION. The Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

2. AGREEMENT TO RESTRICT TRADING. Intermediaries agree to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediaries' Account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediaries.

(A) FORM OF INSTRUCTIONS. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is now known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(B) NOTICE PROVISIONS. Instructions must be received by us at the following address, or such other address that Intermediaries may communicate to you in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

                       AIG Life Insurance Company
                       American International Life Assurance Company of New York 2929 Allen Parkway, AT 30-25
                       Houston, TX 77019
                       Attn: Jennifer Powell, Associate General Counsel
                       Fax: 713-620-4924
                       E-Mail:  Jennifer.Powell@aglife.com

                       AIG Life Insurance Company
                       American International Life Assurance Company of New York 2727-A Allen Parkway
                       Houston, TX 77019
                       Attn: Stephen McKinney, Variable Products Accounting
                       Fax: 713-831-8679
                       E-Mail: Stephen.McKinney@aglife.com

(C) TIMING OF RESPONSE. Intermediaries agree to execute instructions as soon as reasonably practicable, but not later than ten (10) business days after receipt of the instructions by the Intermediaries.

(D) CONFIRMATION BY INTERMEDIARIES. Intermediaries must provide written confirmation to the Fund that instructions have been executed. Intermediaries agree to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

3. CONSTRUCTION OF THE AGREEMENT; FUND PARTICIPATION AGREEMENTS. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

4. TERMINATION. This Agreement will terminate upon the termination of the Fund Participation Agreements.

5. FORCE MAJEURE. Either Party is excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the Parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, acts of war or terrorism, actions or decrees of governmental bodies, and similar occurrences. The Party who has been so affected shall, if physically possible, promptly give written notice to the other Party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such event or contingency.

6. DEFINITIONS. For purposes of this Agreement:

(A) The term "Fund" does not include any "excepted funds" as defined in SEC Rule 22c-2(b) under the 1940 Act.

(B) The term "shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by a Fund under the 1940 Act that are held by the Intermediaries.

(C) The term "Shareholder means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediaries.

(D) The term "Intermediaries" shall mean a "financial intermediary" as defined in SEC Rule 22c-2.

(E) The term "purchase" does not include the automatic reinvestment of dividends.

(F) The term "written" includes electronic writings and facsimile transmissions.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

LINCOLN VARIABLE INSURANCE             AIG LIFE INSURANCE COMPANY
PRODUCTS TRUST                         AMERICAN INTERNATIONAL LIFE
                                       ASSURANCE COMPANY OF NEW
                                       YORK


By:                                    By:
   -----------------------------          ----------------------------

Name:  Kevin J. Adamson                Name: Gary W. Parker

Title: Second Vice President           Title: Executive Vice President


                                       ATTEST

                                       By:
                                          ----------------------------

                                       Name: Lauren W. Jones

                                       Title: Chief Counsel, Assistant Secretary

                                       (seal)